UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 31, 2012

Congaree Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

333-131931	20-3863936
(Commission File Number)	(IRS Employer Identification No.)

1201 Knox Abbott Drive, Cayce, South Carolina	29033
(Address of principal executive offices)	(Zip Code)

(803) 794-2265

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 31, 2012, the United States Department of the Treasury (“Treasury”) sold its Series A and Series B Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”) of Congaree Bancshares, Inc. (the “Company”) through a private offering structured as a modified Dutch auction.  The clearing price per share for the Series A Preferred Stock was $825.26 (compared to a stated value of $1,000 per share) and the clearing price per share for the Series B Preferred Stock was $801.00 (compared to a stated value of $1,000 per share).  The Company repurchased 1,156 shares of the 3,285 shares of Series A Preferred Stock outstanding through the auction process, for a purchase price of $954,000.56.  The remaining 2,129 shares of Series A Preferred Stock and 164 shares of Series B Preferred Stock of the Company held by Treasury were sold to unrelated third-parties through the auction process.  The Company will not receive any proceeds from the auction.  In connection with the auction, Sandler O’Neill & Partner, L.P. and Stifel, Nicolaus & Company, Incorporated served as the placement agents for Treasury.

The net balance sheet impact was a reduction to shareholders’ equity of $954,000 which is comprised of a decrease in preferred stock of $1,156,000 and a $202,000 increase to retained earnings related to the discount on the shares repurchased. The redemption of the 1,156 shares of Preferred Stock will save the Company $57,800 annually in dividend expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONGAREE BANCSHARES, INC.

Dated: November 5, 2012	By:	/s/CHARLES A. KIRBY
Name: Charles A. Kirby
Title: Chief Executive Officer